EXHIBIT 8.3

[Linklaters Letterhead]

One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Group 4 Fax (44-20) 7374 9318
DX Box Number 10 CDE
Direct Line 020 7456 5683
Direct Fax 020 7456 2256
dominic.winter@linklaters.com

ActivCard Corp.
6623 Dumbarton Circle
Fremont
California 94555
USA

ActivCard S.A.
24-28, avenue du Général de Gaulle
Suresnes
Cedex
France 92156
24 September 2002

Our Ref                 DAYW

Dear Sirs

We have acted as your special United Kingdom tax counsel in connection with the offer to exchange the common stock and American depositary shares of ActivCard S.A. for common stock of ActivCard Corp. (the “Exchange”).

We have been requested to provide this opinion in connection with the Form S-4 Registration Statement filed on 25 September 2002 in connection with the Exchange (the “Registration Statement”).

We have reviewed the Registration Statement and, in our opinion, the statements under the heading “United Kingdom taxation” in it are correct in all material respects, subject to the qualifications contained in those statements and in the section headed “Material income tax considerations”.

In giving this opinion, we have relied upon the truth and accuracy of the other statements made in the Registration Statement.

We express no opinion as to any statements or documents other than as specified in this letter.

We consent to the reference to our firm under the heading “Material income tax considerations” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully

/s/    Linklaters

Linklaters